Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS:	MEDIA:
Matt Schroeder	Susan Henderson
(717) 214-8867	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID COMMENCES DEBT REFINANCING TRANSACTIONS

CAMP HILL, Pa. (Jan. 31, 2013) — Rite Aid Corporation (NYSE: RAD) today announced that it has commenced a series of debt refinancing transactions that would extend the maturity of a portion of Rite Aid’s outstanding indebtedness and lower interest expense. The refinancing transactions are expected to include:

•            the amendment and restatement of Rite Aid’s existing revolving credit facility;

•            the refinancing of Rite Aid’s $1.039 billion Tranche 2 Term Loan due 2014 with the proceeds of a new term loan, together with borrowings under the amended revolving credit facility; and

•            cash tender offers for Rite Aid’s $410.0 million aggregate principal amount of 9.750% Senior Secured Notes due 2016; $470.0 million aggregate principal amount of 10.375% Senior Secured Notes due 2016; and $180.3 million aggregate principal amount of 6.875% Senior Debentures due 2013, with the proceeds from new first and/or second lien term loans, together with borrowings under the amended revolving credit facility and available cash.

Rite Aid has not yet determined the amount of the amended revolving credit facility or new term loans. Rite Aid currently has signed commitments for a $1.5 billion revolving credit facility, which are subject to customary terms and conditions. Rite Aid’s results of operations and guidance will likely be impacted by fees, expenses and charges related to the refinancing transactions.

As part of the Tender Offers, Rite Aid is soliciting consents for amendments that would eliminate or modify certain covenants, events of default and other provisions contained in the indentures governing the Notes. Holders who tender their Notes will be deemed to consent to all of the proposed amendments applicable to that series and holders may not deliver consents without tendering their Notes. The Tender Offers and Consent Solicitations are being made pursuant to separate Offers to Purchase and Consent Solicitation Statements, each dated Jan. 31, 2013, and related Consents and Letters of Transmittal, which more fully set forth the terms and conditions of the Tender Offers and Consent Solicitations.

-MORE-

The Tender Offers will expire at midnight, Eastern Time, on Feb. 28, 2013, unless extended or earlier terminated. Rite Aid may extend or terminate one or more of the Tender Offers without impacting the other Tender Offers. Under the terms of the Tender Offers, holders of the Notes who validly tender and do not withdraw their Notes prior to midnight, Eastern Time, on Feb. 13, 2013 (as such time and date may be extended) and whose Notes are accepted for purchase, will receive the applicable “Total Consideration,” which is equal to the applicable “Tender Offer Consideration” plus a consent payment of $30.00 per $1,000 principal amount of tendered Notes. Holders of Notes who validly tender their Notes after the Consent Payment Date but on or before the Expiration Date, and whose Notes are accepted for purchase, will receive only the applicable Tender Offer Consideration.

9.750% Senior Secured Notes due 2016

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Offer Consideration (1)	Consent Payment (1)	Total Consideration (1)(2)
9.750% Senior Secured Notes due 2016	767754BX1	$410,000,000	$1,045.00	$30.00	$1,075.00

10.375% Senior Secured Notes due 2016

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Offer Consideration (1)	Consent Payment (1)	Total Consideration (1)(2)
10.375% Senior Secured Notes due 2016	767754BV5	$470,000,000	$1,028.50	$30.00	$1,058.50

6.875% Senior Debentures due 2013

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Offer Consideration (1)	Consent Payment (1)	Total Consideration (1)(2)
6.875% Senior Debentures due 2013	767754AD6	$180,277,000	$998.75	$30.00	$1,028.75

(1)         Per $1,000.00 principal amount of the applicable series of notes validly tendered and accepted for purchase.

(2)         Inclusive of Consent Payment.

Rite Aid reserves the right but is under no obligation, at any point following the Consent Payment Deadline and before the Expiration Date, to accept for purchase Notes of one or more of the series validly tendered and not subsequently withdrawn at or prior to the Consent Payment Deadline, subject to satisfaction or waiver of the conditions to the Tender Offers. In addition to the Total Consideration or the Tender Offer Consideration, holders whose Notes are accepted in the Tender Offer will receive accrued and unpaid interest from and including the most recent interest payment date, and up to, but excluding, the applicable settlement date. Holders of 6.875% Debentures whose tenders are settled prior to Feb. 15, 2013 will be deemed to have consented to giving up any claim to the interest payment due on Feb. 15, 2013 that they might otherwise have as a result of the related interest payment record date of Feb. 1, 2013, and will receive only the accrued interest described above.

Rite Aid intends to redeem any 9.750% Notes and 10.375% Notes not tendered in the Tender Offers and Consent Solicitations. Rite Aid intends to satisfy and discharge any 6.875% Debentures that remain outstanding after the Tender Offer and Consent Solicitation. Holders of 6.875% Debentures that are satisfied and discharged will continue to receive regular interest payments and repayment of their 6.875% Debentures will be made at maturity on Aug. 15, 2013. In addition, on Jan. 25, 2013, Rite Aid called for redemption, and will redeem on Feb. 25, 2013, all of its $6.0 million aggregate principal amount of outstanding 9.25% Senior Notes due 2013.

The Tender Offers and Consent Solicitations are contingent upon the satisfaction of certain conditions, including, with respect to the 9.750% Notes and the 10.375% Notes, the condition that Rite Aid has completed one or more financing transactions resulting in net proceeds to Rite Aid that are sufficient to pay the Total Consideration, plus the applicable interest payment described above, in respect of all of the 9.750% Notes and the 10.375% Notes. If any of the conditions are not satisfied or waived, Rite Aid is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes and may terminate one or more Tender Offers and Consent Solicitations.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing any series of the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents relating to each Tender Offer and Consent Solicitation may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 804-2200 or (212) 430-3774 (banks and brokers). Citigroup will act as Dealer Manager and Solicitation Agent for each Tender Offer and Consent Solicitation. Questions regarding each Tender Offer and Consent Solicitation may be directed to Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect).

Rite Aid is one of the nation’s leading drugstore chains with 4,626 stores in 31 states and the District of Columbia and fiscal 2012 annual revenues of $26.1 billion.

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements, general economic, market and competitive conditions, our ability to improve the operating performance of our stores in accordance with our long term strategy, the continued efforts of private and public third-party payers to reduce prescription drug reimbursements and encourage mail order and limit access to payor networks, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters and changes in legislation or regulations, including healthcare reform. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and in other documents that we file or furnish with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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